EXHIBIT (a)(5)

Press Release The NASDAQ OMX Group, Inc. One Liberty Plaza New York, New York 10006

FOR IMMEDIATE RELEASE

NASDAQ OMX ANNOUNCES DEBT REFINANCING ACTIONS

- COMMENCES TENDER OFFER FOR 2.50% CONVERTIBLE SENIOR NOTES -

- ANNOUNCES $1.2 BILLION CREDIT FACILITY -

NEW YORK, NY, September 20, 2011 — The NASDAQ OMX Group, Inc. (“NASDAQ OMX”; NASDAQ: NDAQ) today announced that it has commenced a cash tender offer (the “Offer”) for any and all of the approximately $428 million aggregate principal amount outstanding of its 2.50% Convertible Senior Notes due 2013 (the “Convertible Notes”). Additionally, NASDAQ OMX announced its entry into a $1.2 billion senior unsecured five-year credit facility, which refinances its existing credit facilities due 2013. NASDAQ OMX expects to fund purchases of Convertible Notes tendered in the Offer with cash flow from operations and availability under the revolver in its new credit facility. NASDAQ OMX will not incur additional debt as a result of this transaction.

Lee Shavel, Chief Financial Officer, said, “We are very pleased in this environment to be able to pursue these transactions which reduce our overall borrowing costs, extend the maturity profile of our debt obligations, increase our revolver borrowing capacity and generate positive earnings per share returns.”

Convertible Notes:

NASDAQ OMX is offering to purchase the Convertible Notes at a price of $1,025 for each $1,000 of principal amount of Convertible Notes tendered, plus accrued and unpaid interest up to, but not including, the date the Convertible Notes are purchased pursuant to the Offer. The Offer is not conditioned on any minimum amount of Convertible Notes tendered, but is conditioned upon the satisfaction of certain customary conditions, as more fully described in the Offer to Purchase dated September 20, 2011 (the “Offer to Purchase”).

The Offer will expire at 12:00 midnight, New York City time, at the end of October 18, 2011, unless extended (the “Expiration Time”). Any Convertible Notes purchased pursuant to the Offer will be cancelled, and those Convertible Notes will cease to be outstanding. Payment for the Convertible Notes validly tendered and not validly withdrawn prior to the Expiration Time will occur promptly after the Expiration Time. Such payment date is expected to be October 19, 2011. The complete terms and conditions of the Offer are set out in the Offer to Purchase and the related Letter of Transmittal (the “Letter of Transmittal”), which will each be filed today, September 20, 2011, with the Securities and Exchange Commission as exhibits to a Schedule TO. Holders of Convertible Notes may obtain copies of all of the documents relating to the Offer, including the Offer to Purchase and the Letter of Transmittal, free of charge at the SEC’s website (www.sec.gov) or NASDAQ OMX’s website (http://ir.nasdaqomx.com/sec.cfm).

The settlement structure of the Convertible Notes permits settlement in cash upon conversion, requiring a separate accounting for the liability and equity components of the debt. As a result, the effective annual interest rate associated with the Convertible Notes for the most recent quarterly results was 6.53%.

NASDAQ OMX has retained BofA Merrill Lynch and UBS Investment Bank to act as dealer managers in connection with the Offer. For questions concerning the terms of the Offer, BofA Merrill Lynch may be contacted at (980) 683-3215 (collect) or (888) 292-0070 (toll free) and UBS Investment Bank may be contacted at (203) 719-4210 (collect) or (888) 719-4210 (toll free). D. F. King & Co., Inc., has been appointed to act as the information agent and the depositary for the Offer. For additional copies of the documents relating to the Offer or for questions or requests for assistance regarding tenders of Convertible Notes, D. F. King & Co., Inc. may be contacted at (212) 269-5550 or (800) 628-8536.

Credit Facility:

NASDAQ OMX also announced today its entry into a $1.2 billion senior unsecured five-year credit facility, which includes:

•

A $750 million revolving credit commitment (including a swingline facility and letter of credit facility), which is expected to remain unfunded until the closing of the Offer for the Convertible Notes; and

•	A funded $450 million senior unsecured term loan.

The new credit facility is part of a refinancing of NASDAQ OMX’s existing credit facility, which has been terminated. The loans under the new credit facility will have a variable interest rate based on the London Interbank Offered Rate (LIBOR), plus an applicable margin that varies with NASDAQ OMX’s debt rating. Based on NASDAQ OMX’s current debt rating, the current interest rate is LIBOR plus 137.5 basis points. The credit facility matures on September 19, 2016.

This press release is neither an offer to purchase nor a solicitation of an offer to sell the Convertible Notes or any other securities. The Offer is made only by and pursuant to the terms of the Offer to Purchase and the related Letter of Transmittal. None of NASDAQ OMX, its management, its board of directors, the information agent, the dealer managers, the depositary, nor any other person makes any recommendation as to whether holders of Convertible Notes should tender their Convertible Notes, and no one has been authorized to make such a recommendation. Holders of Convertible Notes must make their own decisions as to whether to tender their Convertible Notes, and, if they decide to do so, the principal amount of Convertible Notes to tender.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements regarding NASDAQ OMX’s proposed offer. The forward-looking statements in this release are based on information available at the time the statements are made and/or management’s belief as of that time with respect to future events and involve risks and uncertainties that could cause actual results and outcomes to be materially different. These factors include NASDAQ OMX’s ability to consummate the Offer, which is subject to numerous uncertainties, including but not limited to satisfaction or waiver of all conditions to closing. The consummation of the Offer may also be impacted by the other risks and uncertainties detailed in NASDAQ OMX’s filings with the United States Securities and Exchange Commission. While NASDAQ OMX may elect to update forward-looking statements in the future, it specifically disclaims any obligation to do so, and therefore, you should not rely on these forward-looking statements as representing our views as of any date subsequent to today.

About NASDAQ OMX

The NASDAQ OMX Group, Inc. delivers trading, exchange technology and public company services across six continents, with more than 3,500 listed companies. NASDAQ OMX offers multiple capital raising solutions to companies around the globe, including its U.S. listings market, NASDAQ OMX Nordic, NASDAQ OMX Baltic, NASDAQ OMX First North, and the U.S. 144A sector. The company offers trading across multiple asset classes including equities, derivatives, debt, commodities, structured products and exchange-traded funds. NASDAQ OMX technology supports the operations of over 70 exchanges, clearing organizations and central securities depositories in more than 50 countries. NASDAQ OMX Nordic and NASDAQ OMX Baltic are not legal entities but describe the common offering from NASDAQ OMX exchanges in Helsinki, Copenhagen, Stockholm, Iceland, Tallinn, Riga, and Vilnius. For more information about NASDAQ OMX, visit http://www.nasdaqomx.com. *Please follow NASDAQ OMX on Facebook (http://www.facebook.com/nasdaqomx) and Twitter (http://www.twitter.com/nasdaqomx).

The information contained above is provided by The NASDAQ OMX Group, Inc. for informational and educational purposes only, and nothing contained herein should be construed as investment advice, either on behalf of a particular security or an overall investment strategy. Neither The NASDAQ OMX Group, Inc. nor any of its affiliates makes any recommendation to buy or sell any security or any representation about the financial condition of any company. Statements regarding NASDAQ-listed companies are not guarantees of future performance. Actual results may differ materially from those expressed or implied. Past performance is not indicative of future results. Investors should undertake their own due diligence and carefully evaluate companies before investing. ADVICE FROM A SECURITIES PROFESSIONAL IS STRONGLY ADVISED.

NASDAQ OMX Contacts:

INVESTOR RELATIONS CONTACT

Vincent Palmiere

+1 212 401 8742

Vincent.Palmiere@nasdaqomx.com

MEDIA RELATIONS CONTACT

Frank DeMaria

+1 212 231 5183

Frank.DeMaria@nasdaqomx.com

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